Exhibit 10.16

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT,

MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION IS

BOTH (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT

CUSTOMARILY TREATS AS PRIVATE OR CONFIDENTIAL

Execution Copy

GROUND LEASE

Between

AIR LIQUIDE LARGE INDUSTRIES U.S. LP

As Landlord,

and

NET POWER, LLC

As Tenant

i

ARTICLE 5.	ASSIGNMENTS AND SUBLEASES	8

5.1	Assignment	8

ARTICLE 6.	INSURANCE	9

6.1	Tenant’s Insurance	9

ARTICLE 7.	CASUALTY AND TAKING	10

7.1	Casualty	10
7.2	Partial Taking	10
7.3	Significant Taking	10
7.4	Total Taking	10
7.5	Additional Damages	10

ARTICLE 8.	DEFAULT, REMEDIES AND TERMINATION	10

8.1	Tenant Event of Default and Landlord’s Remedies	10
8.2	Landlord’s Default and Tenant’s Remedies	11
8.3	Other Termination Rights	11
8.4	Termination and Survival of Terms	11

ARTICLE 9.	TENANT REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS AND RIGHTS	12

9.1	Tenant’s Representations and Warranties	12
9.2	Tenant’s Hazardous Materials Covenants	12
9.3	Landlord Hazardous Materials	13

ARTICLE 10.	LANDLORD REPRESENTATIONS AND WARRANTIES	13

10.1	Landlord’s Representations and Warranties	13
10.2	Subordination	14

ARTICLE 11.	INDEMNIFICATION	15

11.1	Tenant Indemnification	15
11.2	Landlord Indemnification	15
11.3	Conditions of Indemnification	15

ARTICLE 12.	LIMITATION ON DAMAGES	16

ii

ARTICLE 13.	MISCELLANEOUS	17

13.1	Notices	17
13.2	Severability	17
13.3	Estoppel Certificates	17
13.4	Waiver	17
13.5	Cumulative Remedies	17
13.6	Entire Agreement	18
13.7	Typographical Errors	18
13.8	Binding Effect	18
13.9	Authorship	18
13.10	Force Majeure	18
13.11	Exhibits	18
13.12	No Merger of Estates	18
13.13	Governing Law and Dispute Resolution	18
13.14	Exculpation of Certain Persons	19
13.15	Date for Performance	19
13.16	Brokerage Representation	19
13.17	No Third Party Beneficiaries	19
13.18	Confidentiality	19
13.19	Waiver of Landlord’s Lien	19
13.20	Interest on Obligations	19
13.21	Memorandum of Lease	19
13.22	Relationship of Parties	19
13.23	Counterparts	19

EXHIBITS

EXHIBIT A	-	LEGAL DESCRIPTION OF LAND
EXHIBIT A-1	-	PLANT SITE AND LAYDOWN AREA
EXHIBIT B	-	PERMITTED EXCEPTIONS
EXHIBIT C	-	MEMORANDUM OF LEASE

SCHEDULE 1	-	Protected Tenant Improvements

iii

GROUND LEASE

THIS GROUND LEASE (this “Lease”) is made as of [April 14th], 2015 (the “Effective Date”), by and between Air Liquide Large Industries U.S. LP, a Delaware limited partnership having a place of business at 2700 Post Oak Blvd., Suite 325, Houston, TX. 77056 (“Landlord”), and NET Power, LLC, a Delaware limited liability company having its primary place of business at 406 Blackwell Street, Durham, NC 27701 (“Tenant”). Each of Landlord and Tenant is hereinafter referred to individually as a “Party” and collectively as “Parties”.

RECITALS

(Capitalized terms used in these Recitals and not defined above or herein are defined in Section 1.1 below.)

WHEREAS, Landlord owns certain real property located in Harris County, Texas, which real property is more particularly described on Exhibit A and comprising the “Plant Site” and “Laydown Area” as designated on Exhibit A-1, each attached hereto and incorporated herein and made a part hereof (the “Land”);

WHEREAS, Landlord has agreed to lease the Land to Tenant and Tenant agrees to accept such lease;

WHEREAS, Tenant intends to construct and operate a Plant on the Plant Site, which will require the delivery of oxygen for its operations; and

WHEREAS, the Parties are currently negotiating the terms and conditions of an oxygen supply agreement pursuant to which Landlord would supply oxygen to Tenant for use in the operation of the Plant (such oxygen supply agreement, as the same may be mutually agreed to and executed and delivered by both Parties is referred to herein as the “Oxygen Supply Agreement”);

NOW, THEREFORE, for and in consideration of the mutual agreements and covenants hereinafter set forth and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Landlord and Tenant, intending to be legally bound, hereby agree as follows.

ARTICLE 1.
DEFINITIONS

1.1 Certain Defined Terms. The following terms have the following meanings as used in this Lease:

(a) “Affiliate” means, in relation to any Person, any Person at the applicable time: (i) which directly or indirectly controls, or is controlled by, or is under common control with, such other Person; or (ii) which directly or indirectly beneficially owns or holds fifty percent (50%) or more of any class of voting stock or membership interest of such other Person; or (iii) which has fifty percent (50%) or more of any class of voting stock or membership interest that is directly or indirectly beneficially owned or held by such other Person; or (iv) who either holds a general partnership interest in such other Person or such other Person holds a general partnership interest in the Person.

(b) “ALTA Survey” means a survey of the Land, meeting the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys or the minimum standards of a Category 1A, Condition III Land Title Survey set forth in the Manual of Practice for Land Surveying in the State of Texas, with certification to Landlord and Tenant, prepared by a professional land surveyor licensed in the State of Texas, such ALTA Survey to be acquired by Tenant, at its sole cost and expense.

(c) “Award” means the amount of any award made, consideration paid, or damages ordered as a result of a Taking, less any reasonable costs in obtaining such award (such as reasonable legal fees and costs, consultant fees, and appraisal costs).

(d) “Business Day” means a day, other than a Saturday or Sunday or holiday on which banks are authorized or required to be closed for business in Houston, Texas.

(e) “Casualty Event” has the meaning set forth in Section 7.1.

(f) “Commencement of Construction” means the commencement of surface excavation for construction of the first foundation for the Plant which shall not occur prior to the execution of the Oxygen Supply Agreement. For the avoidance of doubt, “Commencement of Construction” does not include geotechnical or other studies, investigations or analysis, site clearing, surface grading, or modifications to drainage.

(g) “Confidentiality Agreement” has the meaning set forth in Section 13.18.

(h) “Construction Term” has the meaning set forth in Section 2.2.

(i) “Damages” means any and all losses, claims, suits, proceedings, investigations, injuries, actions, causes of action, obligations, demands, assessments, fines, penalties, liabilities, costs, damages and expenses (excluding attorneys’ fees and expenses).

(j) “Date of Taking” means the date upon which title to the Land and Tenant Improvements, or a portion thereof, passes to and vests in the condemnor or the effective date of any order for possession if issued prior to the date title vests in the condemnor.

(k) “Default Rate” means a rate equal to the lesser of (i) two and one-half percent (2 1/2%) plus the “prime rate” of interest as published in the “Money Rates” table in The Wall Street Journal (or if The Wall Street Journal is not available, then any nationally recognized financial publication) on the first Business Day of such calendar month and (ii) the maximum rate of interest allowed under applicable law.

(l) “Effective Date” has the meaning set forth in the introductory paragraph.

(m) “Environmental Laws” means all applicable federal, state, and lawfully promulgated local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or other lawfully promulgated requirements of any Governmental Authority regulating, relating to, or imposing liability or standards of conduct concerning pollution or regulation or protection of the environment, or pertaining to occupational health or industrial hygiene (but only to the extent that the occupational health and industrial hygiene requirements relate to exposure to Hazardous Materials on, under, or about the Land or Landlord’s Adjacent Land), as now or may at any later time be in effect, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act (FWPCA), 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act (TSCA), 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act (HMTA), 49 U.S.C § 5101 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Surface Mining Control and Reclamation Act, 30 U.S.C. § 1201 et seq.; the Emergency Planning and Community Right-to-Know Act (EPCRA), 42 U.S.C. § 11001 et seq.; the Occupational Safety and Health Act, 29 § 651 et seq.; the Texas Water Code; the Texas Clean Air Act; and the ‘Texas Health & Safety Code, as now or hereafter amended, and all regulations promulgated thereunder; together with any amendments of or regulations promulgated under the statutes cited above.

(n) “Force Majeure” has the meaning set forth in Section 13.10.

(o) “Governmental Approvals” means all site plan, subdivision, zoning, land use, building, and other approvals, permits, authorizations, and/or actions required by a Governmental Authority for the specified circumstance.

(p) “Governmental Authority” means all federal, state, county, municipal and other governments and all subdivisions, agencies, authorities, departments, courts, commissions, boards, bureaus and instrumentalities of any of them having jurisdiction over the Parties, the Land or the Tenant Improvements or any of them.

(q) “Hazardous Materials” means those substances and materials, in any form, whether waste materials, raw materials, chemicals, finished products, byproducts or any other substance or material, which are regulated by Environmental Laws as “hazardous wastes,” “hazardous materials”, “hazardous air pollutants”, “hazardous substances,” “toxic or hazardous pollutants,” or “toxic or hazardous contaminants” and specifically including regulated levels of asbestos, polychlorinated biphenyls, petroleum (including crude oil, petroleum-derived substances, waste or breakdown or decomposition products thereof or any fraction thereof) and radioactivity and radioactive materials.

(r) “Indemnified Person” has the meaning set forth in Section 11.3(a).

(s) “Indemnified Party” has the meaning set forth in Section 11.3(a).

(t) “Knowledge” means actual knowledge of a Party, after due inquiry.

(u) “Known Landlord Hazardous Materials” means any Landlord Hazardous Materials identified in the Phase 1 environmental site assessment report obtained by Tenant and delivered to landlord prior to the Effective Date. Tenant’s Phase I environmental site assessment shall be performed in strict compliance with ASTM E1527-13.

(v) “Land” has the meaning set forth in the Recitals.

(w) “Landlord” has the meaning set forth in the introductory paragraph.

(x) “Landlord Event of Default” has the meaning set forth in Section 8.2(a).

(y) “Landlord Hazardous Materials” means all Hazardous Materials existing at, under, on, or from the Land, (i) prior to the Term Commencement Date, or (ii) which have migrated from Landlord’s Adjacent Land or were otherwise caused by Landlord, its employees, contractors, agents, assigns, or invitees, but in any event excluding Tenant Hazardous Materials.

(z) “Landlord’s Adjacent Land” means the real property owned by Landlord adjacent to the Land and designated the “Landlord’s Adjacent Land” on Exhibit A-1 attached hereto.

(aa) “Landlord Protected Persons” means Landlord’s Affiliates, and the respective agents, contractors, directors, officers, representatives, managers, and employees of each of the foregoing and Landlord.

(bb) “Laydown Area” means that portion of the Land outside of the Plant Site and designated as the “Laydown Area” on Exhibit A-1 attached hereto.

(cc) “Lease” has the meaning set forth in the introductory paragraph.

(dd) “Leasehold” means the estates for years, leasehold estate, and other right, title and interest in the Land conveyed to Tenant by this Lease.

(ee) “Legal Requirements” means all laws, statutes, codes, acts, constitutions, ordinances, judgments, decrees, injunctions, orders, rules, and regulations of any Governmental Authority applicable to the circumstances specified.

(ff) “Mortgage” means, as a noun, a deed of trust, mortgage, deed to secure debt, security agreement or similar voluntary agreement creating a lien upon or security interest in or conveying title to the Property or any part thereof or any interest therein (including the Leasehold) as security for a debt or other obligation, as the same may be amended, modified, consolidated or extended from time to time.

(gg) “Oxygen Supply Agreement” has the meaning set forth in the Recitals.

(hh) “Partial Taking” means any Taking that does not constitute a Significant Taking or Total Taking.

(ii) “Parties” and “Party” each has the meaning set forth in the introductory paragraph.

(jj) “Permitted Exceptions” means the exceptions to title to the Land identified in the Title Report, the most recent copy of which Tenant shall provide to Landlord prior to the Effective Date, and listed on Exhibit B attached hereto (which exhibit is incorporated herein and made a part hereof) or matters shown on the ALTA Survey of the Land.

(kk) “Permitted Uses” has the meaning set forth in Section 2.6.

(ll) “Person” means any natural person, corporation, limited liability company, limited partnership, limited liability partnership, general partnership, tenancy in common, joint venture, association, business trust, real estate investment trust, Governmental Authority, or other entity or organization, and any combination of any of them.

(mm) “Plant” means the demonstration power generation plant and all other ancillary and appurtenant equipment, mechanical systems and facilities, pipelines, transmission lines, buildings, structures, fixtures, roads and other related improvements that Tenant constructs or proposes to construct on the Plant Site.

(nn) “Plant Site” means that portion of the Land designated as the “Plant Site” on Exhibit A-1 attached hereto.

(oo) “Primary Term” has the meaning set forth in Section 2.3(a).

(pp) “Removal Term” has the meaning set forth in Section 2.2.

(qq) “Rent” has the meaning set forth in Section 3.1.

(rr) ”Significant Taking” means a Taking that, in the good faith determination of Tenant, materially and adversely affects Tenant’s use of the Land and/or Tenant Improvements, but is not a Total Taking.

(ss) “Taking” means a taking of the Land or Tenant Improvements or any interest therein or any damage related to the exercise of the power of eminent domain, including a voluntary conveyance in lieu of court proceedings to any Person empowered to condemn property.

(tt) “Tax Expenses” means all federal, state, county, local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (but only with respect to Tenant’s operations on and interests in the Land and Tenant Improvements), and ad valorem and other real estate taxes, general and special assessments, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid directly by Landlord, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Tenant’s Improvements), that become payable because of, or in connection with, the Landlord’s or Tenant’s interest in the Land. Tax Expenses will include reasonable expenses Landlord incurs in attempting in good faith to protest, reduce or minimize Tax Expenses. Except as provided in the immediately preceding sentence, Tax Expenses will not include excess profits taxes, franchise and excise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s net income (as opposed to gross rents, gross receipts or gross income received from or attributable to operations at the Land). Tax Expenses also will not include any costs incurred by Landlord in its efforts to protest, reduce or minimize ad valorem taxes on any of its property interests other than the Land.

(uu) “Tenant” has the meaning set forth in the introductory paragraph.

(vv) “Tenant Event of Default” has the meaning set forth in Section 8.1(a).

(ww) “Tenant Hazardous Materials” means Hazardous Materials that are brought onto, stored, handled, spilled or released on, or generated at the Land by Tenant, its employees, contractors, agents, assigns, or invitees (i) during any period of site cleaning or grading on and after Commencement of Construction and (ii) during the time of Tenant’s possession of the Land, including any periods of removal of Tenant’s Improvements, but in any event excluding Landlord Hazardous Materials.

(xx) “Tenant Improvements” means the Plant, all buildings, structures, fixtures, pipelines, transmission lines, mechanical systems, parking areas, roads, and other improvements and ancillary facilities constructed or placed on, in or under the Land by or on behalf of Tenant, and any and all alterations, expansions and replacements thereof.

(yy) “Tenant Insurance Policies” has the meaning set forth in Section 6.1(a).

(zz) “Tenant Protected Persons” means Tenant’s Affiliates, a Person owning a membership interest in Tenant and such Person’s Affiliates which provide services and/or equipment to Tenant at the Plant Site and the respective contractors, directors, officers, representatives, managers, and employees of each of the foregoing and Tenant.

(aaa) “Term” has the meaning set forth in Section 2.3(b).

(bbb) “Term Commencement Date” means the later of (i) the Effective Date and (ii) the date on which the Oxygen Supply Agreement has been executed and delivered by both Parties.

(ccc) “Title Report” means that commitment for title insurance, ordered by Tenant, covering the Land, issued by Stewart Title Guaranty Company on January 27, 2015 under File No. 15000330183, dated effective as of January 15, 2015 and any updates thereto prior to the Effective Date.

(ddd) “Total Taking” means the permanent Taking of the entire Land and/or Tenant Improvements.

1.2 Interpretation. Unless the context of this Lease otherwise requires: (a) the headings contained in this Lease are used solely for convenience and do not constitute a part of this Lease between the Parties, nor should they be used to aid in any manner to construe or interpret this Lease; (b) the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural words; (c) the terms “hereof,” “herein,” “hereto,” “hereunder” and similar words used in this Lease refer to this entire Lease and not to the body of this Lease, any particular Article, Section, Exhibit or attachment, or any other subdivision of this Lease; (d) references herein to “Article,” “Section” or “Exhibit” are to this Lease unless specified otherwise; (e) references herein to “this Lease”, an exhibit of this Lease, or any other agreement or document shall be construed as a reference to such exhibit, agreement or document as the same may be amended, modified, supplemented or restated, and shall include a reference to any document which amends, modifies, supplements or restates, or is entered into, made or given pursuant to or in accordance with its terms; (f) references herein to any Person shall be construed as a reference to such Person’s successors and permitted assigns; and (g) references herein to “includes,” “including” and similar phrases shall mean “including, without limitation.”

1.3 Commencement. This Lease shall become effective on the Effective Date, in accordance with its terms (including, in particular, Section 2.3(a) regarding the rights of possession of the Land).

ARTICLE 2.
GRANT AND TERM

2.1 Grant of Lease - Plant Site. For and in consideration of the Rent and the mutual covenants and agreements contained herein, Landlord hereby grants and leases to Tenant, and Tenant hereby takes and leases from Landlord the Plant Site, TO HAVE AND TO HOLD the Plant Site, together with the rights, privileges, and appurtenances thereto, exclusively unto Tenant and its successors and permitted assigns, on the terms and conditions set forth in this Lease.

2.2 Grant of Lease - Laydown Area. Landlord leases and grants to Tenant the right to use the Laydown Area for the purpose of maintaining and storing materials, tools and equipment, placing excavation spoils, and placing and using construction trailers and portable toilets in connection with construction of the Tenant Improvements, and all other ordinary and reasonable activities associated with construction of a power generation plant; and Tenant shall pay Landlord a one-time payment in the amount of [***] pursuant to this Section 2.2, which payment shall be due on or before commencement of the Construction Term. Tenant’s rights for the use of the Laydown Area as set forth in this Section 2.2 shall be for a sixteen (16) month term beginning upon the Commencement of Construction (the “Construction Term”). Provided that during the initial Construction Term civil engineering site work has commenced and concrete foundations for the Plant have been completed on the Plant Site, Tenant may extend the Construction Term for the Laydown Area for an additional six (6) month period by giving Landlord written notice thereof no later than the first Business Day of the fifteenth month following the Commencement of Construction and contemporaneously delivering payment of [***]. Tenant shall remove such improvements and clean the Laydown Area of all materials and debris within two (2) months after completion of the construction of the Tenant Improvements. Commencing six (6) months prior to the end of the Term and for the period during which Tenant is performing its obligations pursuant to Section 4.6 (the “Removal Term”), Landlord also leases and grants to Tenant the use of the Laydown Area to the extent such Laydown Area is not currently utilized by Landlord or any other party, as Tenant determines is necessary or convenient for it to perform its obligations pursuant to Section 4.6. In the event the Laydown Area is not available to Tenant during the Removal Period, Landlord agrees to cooperate in good faith to lease to Tenant other land owned by Landlord, to the extent such land is not currently used for other operations, as necessary for Tenant to perform its obligations pursuant to Section 4.6. Tenant shall have the right during the Construction Term and Removal Term to grade and perform other site work, cut down, trim or otherwise control the growth of all trees, bushes and other vegetation growing at, upon or over the Laydown Area and to clear any and all obstructions from the surface of the Laydown Area which interfere with or potentially interfere with the Tenant’s construction, operation, maintenance, or removal of the Tenant Improvements.

2.3 Term.

(a) Subject to the Permitted Exceptions, Tenant’s rights under Section 4.6 and Landlord’s rights under Section 8.1. Tenant shall have and hold the Plant Site commencing on the Term Commencement Date and continuing until the earlier of (i) 11:59 p.m. on the date that is the forty-eight (48) full month after the Term Commencement Date or (ii) termination of the Oxygen Supply Agreement (the “Primary Term”), subject to extension in accordance with Section 2.3(b) below and subject to Section 2.2 with respect to the Laydown Area.

(b) At the completion of the Primary Term, and each Subsequent Term (as defined below) thereafter and provided the Oxygen Supply Agreement has not then been terminated, this Lease shall automatically renew for an additional period of twelve (12) months (each extension, a “Subsequent Term”) beyond the previous Term unless either Party provides written notice to the other cancelling such automatic extension at least six (6) months prior to the expiration of the then-current Term (each such Subsequent Term, and any extensions to the term pursuant to Section 9.3(c), together with the Primary Term, is referred to herein as the “Term”). Upon the commencement of each Subsequent Term, the Tenant shall pay rent to the Landlord in accordance with Section 3.1.

2.4 Quiet Enjoyment and Covenant of Possession. Subject to the Permitted Exceptions and Landlord’s rights under Section 8.1, Landlord covenants that Tenant shall have and enjoy throughout the Term the quiet, peaceful, exclusive and undisturbed possession of the Land without interference or adverse claim to such possessory rights by any Person, including Landlord.

2.5 Possession. Actual possession of the Plant Site under this Lease will be delivered to Tenant upon the Term Commencement Date. Actual possession of the Laydown Area under this Lease will be delivered to Tenant upon the date that Tenant advises the Landlord in writing as the Commencement of Construction.

2.6 Permitted Uses. Tenant may use and occupy the Land: (a) for conducting inspections, studies, investigations, and examinations as reasonably deemed necessary by Tenant to determine the conditions of, at and under the Land, and to plan and design for the placement, construction, development, permitting and removal of the Tenant Improvements, (b) following execution of the Oxygen Supply Agreement, for the development, construction, operation, replacement, enhancement, repair, modification, upgrade, maintenance, expansion, deconstruction, demolition and removal of the Tenant Improvements, (c) to exercise Tenant’s rights and perform its obligations under this Lease and under the Oxygen Supply Agreement, (d) for any other use specified in this Lease, and (e) any incidental uses in connection with (a)-(d) which may include allowing invitees on the Land (collectively, the “Permitted Uses”). The above inspections and studies may include, without limitation, (i) air and geological tests and studies; (ii) geotechnical studies, percolation tests, core borings, and other studies and tests covering soil and subsoil conditions; (iii) environmental site assessment, archaeological, wetlands and endangered species studies and investigations; (iv) engineering tests; and (v) surveys, topographic studies, flood protection, zoning and planning regulations, provided that such activities are conducted in compliance with this Lease.

2.7 Compliance with Laws. Tenant shall comply with all Legal Requirements existing at any time during the Term applicable to its use of the Land. Tenant shall have the right to contest in good faith the validity of any such Legal Requirements with the relevant Government Authority.

ARTICLE 3.
RENT AND TAXES

3.1 Rent. On the Term Commencement Date, and on the first date of each Subsequent Term, Tenant shall pay rent to Landlord, without offset or deduction, in the amount of $[***] (collectively, the “Rent”), which shall be payable in accordance with the terms and conditions set forth herein.

3.2 Manner of Payment. All Rent payable to Landlord shall be paid in the lawful money of the United States of America on the date specified in Section 3.1 above. Tenant may pay Rent by check, Automated Clearing House (ACH) payment processing or wire transfer, and Landlord shall provide such information as requested by Tenant in order to enable Tenant to make payment by such any such method.

3.3 Tax Expenses.

(a) Tenant will pay all Tax Expenses that become due on and after the Term Commencement Date directly to the appropriate taxing authorities or other payee. All bills, notices and correspondence shall be sent directly to Tenant from the applicable taxing authority. If the applicable taxing authority shall not permit bills, notices and correspondence to be sent directly to Tenant, Landlord shall provide Tenant, within ten (10) days of receipt, copies of any bills, notices and correspondence Landlord receives from any taxing authority. Tenant will furnish to Landlord (and such other parties as Landlord may otherwise reasonably designate) the paid receipts issued by the appropriate taxing authorities or other payee not less than fifteen (15) days prior to the date any Tax Expenses would first become delinquent. If the termination of the Lease occurs on a date other than the final day of the fiscal property tax year, the Tax Expenses for the partial property tax year will be prorated based on the number of days during such property tax year occurring during the Term, and Tenant will pay to Landlord the prorated portion of the Tax Expenses on or before the termination of the Lease or such later date as the parties can ascertain the amount of the Tax Expenses and make the proration contemplated above. Notwithstanding anything herein to the contrary, if any bill for Tax Expenses includes taxes or other expenses related to Landlord’s Adjacent Land or property other than the Land, Tenant shall only be responsible to pay for the Tax Expenses attributable to the Land, which amount shall be prorated based on the assessed value of the unimproved real property and the total number of acres contained in the Land and other property included in such tax bill.

(b) In the event Landlord is directly assessed for the Tax Expenses on the Land or the bill therefor includes taxes on Landlord’s Adjacent Land or other property, Landlord agrees to pay on or before the date due such ad valorem taxes and assessments, including the taxes owing on the Land (for which Tenant shall reimburse Landlord as provided herein). A copy of the bill for all such taxes owed by Landlord and evidence of payment in full shall be sent to Tenant when Tenant has a reasonable question as to whether such taxes have been paid and following a written request. In the event Landlord fails to pay such amounts when due, Tenant shall have the right, at its option, to make such payment on behalf of Landlord and credit such amount against payments owed by Tenant to Landlord under this Lease or the Oxygen Supply Agreement as Tenant elects, or to require reimbursement therefor from Landlord.

(c) Tenant may, in the exercise of its good faith business judgment, contest any assessment or the imposition of any Tax Expenses against the Tenant Improvements. Landlord agrees, at Tenant’s request, to cooperate with Tenant as may be legally necessary in connection with any such contest and, at no out-of-pocket expense to Landlord and requiring only minimal time by Landlord’s personnel (e.g., executing appeals of tax valuations, but with no obligation to prepare such appeals), to cooperate reasonably in such proceedings.

3.4 Liens. Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon Landlord’s interest in Land (other than liens securing payment of the Tax Expenses which are not yet due and payable). Further, Tenant shall not voluntarily create any lien or encumbrance of any kind whatsoever on the interest of Tenant in the Land without the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed). Tenant may not suffer or permit mechanics or materialmen or others to place liens against the Land in connection with work or services they claim to have performed at the request of Tenant or any Tenant related parties or in connection with materials they claim to have furnished to Tenant, any Tenant related parties or the Land at the request of Tenant or any Tenant related parties, and, in case of the attachment of any such lien or Landlord’s receipt of any notice of any such lien, Tenant must discharge the lien by either settling the lien claim or providing adequate security to ensure settlement of such claim (such as a bond or escrow) within thirty (30) days following the earlier to occur of the date (a) on which Tenant has actual knowledge of the existence of such lien or (b) Landlord delivers notice of the lien to Tenant. Notwithstanding anything to the contrary set forth in this Lease, if Tenant fails to discharge the lien as provided above within such thirty (30) day period, Landlord may immediately take all action necessary to release and remove the lien without any duty to investigate the validity of the lien claim, and, within fifteen (15) days after Landlord’s demand, Tenant shall pay to Landlord all sums, costs and expenses, including reasonable attorneys’ fees and costs, Landlord incurs in connection with the release and removal of the lien. If applicable law permits Tenant to furnish a bond or other security and thereby compel lien claimants to assert claims against the surety providing the bond in lieu of enforcing lien rights against the property owner’s property, Landlord will consider Tenant as having released and removed a lien against the Land if Tenant furnishes the bond in accordance with the requirements of the applicable law.

3.5 Tax Abatements. Tenant may elect to seek certain abatements of any of the Tax Expenses which may be imposed upon the Tenant Improvements. Landlord agrees at Tenant’s request to reasonably cooperate with Tenant in any abatement proceedings at no out-of-pocket expense to Landlord and requiring only minimal time by Landlord’s personnel and, subject to Landlord’s prior approval, execute such documents which may be legally necessary in connection with any such abatement request.

ARTICLE 4.
IMPROVEMENTS

4.1 Construction of Plant. Tenant, at Tenant’s expense, shall construct the Plant upon the Plant Site following execution of the Oxygen Supply Agreement. Tenant shall provide Landlord with at least six (6) months advance notice of the Commencement of Construction. If Commencement of Construction has not occurred by January 1, 2017, Landlord shall have the right to terminate this Lease upon 90 days prior written notice thereof to Tenant.

4.2 Site Clearance. Tenant may remove and may dispose of all timber and other vegetation and property located on the Land.

4.3 Governmental Approvals. Tenant shall obtain all Governmental Approvals necessary for its construction and operation of the Tenant Improvements Landlord will sign such applications or submissions for any such Governmental Approvals as reasonably necessary to comply with the Legal Requirements where the signature of Landlord is required, provided Landlord shall have no liability for compliance with such permits and Tenant pays all reasonable, out-of-pocket costs and expenses of Landlord associated therewith.

4.4 Maintenance of the Land. Subject to the provisions of Section 9.3, Tenant shall maintain the Tenant Improvements and the Land at its sole cost and expense neatly and in good order and in compliance with all Legal Requirements and shall not cause any waste. Tenant may construct a temporary fence around the Land prior to Commencement of Construction and may construct a permanent fence around the Plant Site upon completion of construction. Tenant may also relocate, remove, alter, or otherwise deal with the fence presently located on the Land as Tenant considers useful or necessary (in its sole discretion) for it to enjoy the Permitted Uses.

4.5 Ownership of Tenant Improvements. The Tenant Improvements shall be owned by Tenant and Landlord shall have no interest therein, except to the extent any Tenant Improvements are transferred to Landlord pursuant to Section 4.6.

4.6 Surrender. Unless otherwise agreed to by Landlord, on or before the expiration of the Term, or if applicable, within six (6) months after an early termination of this Lease, subject to extension for delays caused by Landlord or an event of Force Majeure and. except as otherwise provided herein, Tenant shall, at its sole cost and expense, (a) remove the Tenant Improvements (including concrete foundations and underground pipelines to a depth of 36 inches), equipment and all of Tenant’s other personal property from the Land, other than any Tenant Improvements, or any portion thereof, that the Parties mutually agree in writing shall not be removed from the Land, (b) restore the Land to post-clearing grade level, (c) complete any environmental remediation required by Tenant pursuant to Section 9.2, and (d) thereafter vacate and surrender possession of the Land to Landlord. Any Tenant Improvements, or any portion thereof, that the Parties mutually agree in writing shall not be removed from the Land pursuant to this Section 4.6 shall become the property of Landlord, on an AS IS, WHEREAS basis, without any representations or warranties, expressed or implied (including warranties of merchantability and fitness for a particular purpose). Except for Tenant Improvements identified in Schedule 1, any other Tenant Improvements that remain on the Land after the expiration of the Term or six (6) months after the early termination of this Lease (subject to extension for delays caused by Landlord or an event of Force Majeure) shall be deemed abandoned or forfeited by Tenant and, Landlord may remove and dispose of same without any liability to Landlord and Tenant hereby agrees to reimburse Landlord any reasonable expenses therefor.

ARTICLE 5.
ASSIGNMENTS AND SUBLEASES

5.1 Assignment. Landlord may assign this Lease or any right or Obligation under this Lease without first obtaining the written consent of the Tenant, provided (a) Landlord’s assignee executes and delivers to Tenant a non-disturbance agreement, and (b) Landlord’s assignment does not in any way affect any of the rights or obligations of the Parties under the Oxygen Supply Agreement. Any assignee shall not be relieved from any liability or obligation of Landlord under this Lease.

ARTICLE 6.
INSURANCE

6.1 Tenant’s Insurance.

(a) Commencing on the Effective Date and continuing through the later of: (x) the end of the relevant Term; or (y) completion of Tenant’s removal and restoration obligations pursuant to Section 4.6, Tenant shall obtain and maintain the following insurance covering all activities of Tenant on the Land in the amounts and as otherwise set forth below (the “Tenant Insurance Policies”):

(i) Workers’ Compensation insurance in compliance with all applicable state laws and regulations.

(ii) Employer’s Liability insurance with limits of not less than $1,000,000 for bodily injury by accident, each accident, $1,000,000 for bodily injury by disease, each employee, and $1,000,000 aggregate liability for disease.

(iii) Comprehensive or Commercial General Liability insurance, with limits of not less than $2,000,000 combined single limit each occurrence, $4,000,000 general aggregate damage, and $4,000,000 products and completed operations aggregate, covering claims occurring on the Land for bodily injury (including bodily injury and death), property damage and personal injury, and shall include blanket contractual liability, products and completed operations coverage, premises and operations coverage, broad form property damage coverage, independent contractors, and deletion of any explosion, collapse, or underground exclusions.

(iv) Commercial Automobile Liability insurance, with limits of not less than $1,000,000 combined single limit each occurrence for bodily injury and property damage, covering all hired, rented, and non-owned automobiles and equipment, and including uninsured/underinsured motorist and no-fault insurance provisions wherever applicable.

(v) Pollution Liability insurance, with limits of not less than $5,000,000 each occurrence and in the aggregate, covering claims for bodily injury (including bodily injury and death) and property damage (including loss of use) caused by or arising out of pollution incidents occurring on the Land and arising from the activities of Tenant or any of its agents, contractors or employees, and shall include contractual liability. Coverage shall apply to sudden and accidental and gradual pollution events, shall include all transportation-related events, and respond to cleanup both on and off the Land. In lieu of the foregoing and at Tenant’s option, pollution liability coverage may be included within Tenant’s Comprehensive or Commercial General Liability insurance.

(vi) Umbrella or Excess Liability insurance written on a “following form” basis and providing coverage for claims occurring and arising from the Land in excess of the coverages required to be provided by Tenant under subsections (iii), (iv) and (v) above in the amount of $25,000,000 combined single limit each occurrence and in the aggregate.

All insurance described in this Section 6.1(a) may be obtained by Tenant by endorsement or equivalent means under any blanket insurance policies maintained by Tenant or any of its members, provided that the coverage and other terms of such insurance otherwise comply with Section 6.1.

(b) All Tenant Insurance Policies shall be written by insurers permitted to conduct business as required by applicable law and shall be rated either by Best’s Insurance Guide Ratings as an “A-” or better with a financial category of “VIII” or better, or by Standard and Poor’s as a “A-”. Tenant shall provide Landlord with written notice within twenty (20) Business Days prior to any cancellation or lapse of said policy or any alteration of the coverage limitations. The general liability, automobile liability, pollution liability, and excess/umbrella liability insurance policies required to be obtained and maintained by Tenant hereunder shall: (i) be written on an occurrence basis, (ii) provide that such insurance is primary, without right of contribution from any other insurance which might otherwise be available to the additional insured party(ies), (iii) name Landlord Protected Persons as additional insured to the extent of coverage for Tenant’s indemnification obligations, and (iv) with the addition of workers’ compensation and employer’s liability insurance, provide that the insurer shall waive all rights of subrogation against Landlord and its agents, contractors and employees. Tenant shall be responsible for all deductibles and self-insured retentions.

(c) Tenant shall provide Landlord with certificates of insurance evidencing and describing the Tenant Insurance Policies and endorsements maintained hereunder prior to the date Tenant is required to obtain such insurance as set forth above, and on each issuance anniversary while such insurance is required to be in effect.

(d) Landlord shall promptly give Tenant notice of the occurrence of any casualty, claim, event, circumstance, or occurrence that may give rise to a claim under a Tenant Insurance Policy; provided, however, in no event shall such notice be more than thirty (30) days after Landlord has received notice of a claim or intent to file a claim.

ARTICLE 7.
CASUALTY AND TAKING

7.1 Casualty. If the Plant or any of the other Tenant Improvements are rendered materially inoperable or a material portion of the Plant or Tenant’s personal property located at, on or under the Plant is damaged or destroyed as a result of a fire or other casualty (each such case being a, “Casualty Event”), then Tenant shall have the option to terminate this Lease or repair and restore the Plant and other Tenant Improvements, as Tenant determines in its sole and absolute discretion.

7.2 Partial Taking. In the event of a Partial Taking during the Term, the following shall occur: (a) Tenant’s Leasehold in and to the portion of the Land taken shall cease and terminate as of the Date of Taking, and (b) this Lease shall otherwise continue in full effect. Tenant shall be entitled to any Award made as a result of the Partial Taking (including a temporary Partial Taking) of the Leasehold and any resulting damage to the Tenant Improvements, and Tenant may (but shall not be obligated to) use all or any portion of such Award to repair any damage caused thereby.

7.3 Significant Taking. In the event of a Significant Taking during the Term of this Lease, after which Tenant reasonably determines that Tenant can continue using the Land for its intended purpose, the following shall occur: (a) Tenant’s Leasehold in and to the portion of the Land taken shall cease and terminate as of the Date of Taking, and (b) this Lease shall otherwise continue in full effect. Tenant shall be entitled to any Award made as a result of the Significant Taking of the Leasehold and any resulting damage to the Tenant Improvements, and Tenant may (but shall not be obligated to) use all or any portion of such Award to repair any damage caused thereby.

7.4 Total Taking. In the event of a Significant Taking of the Land, after which Tenant reasonably determines that Tenant cannot continue using the Land for its intended purpose and notifies Landlord thereof, or in the event of a Total Taking, this Lease shall terminate as of the Date of Taking. Tenant shall be entitled to any Award made as a result of the Total Taking of the Leasehold and any damages to the Tenant Improvements.

7.5 Additional Damages. In the event of a Partial Taking, Significant Taking or Total Taking, Tenant may, at its sole cost and expense, commence an independent proceeding against the public authority exercising the power of eminent domain to prove and establish any other damage Tenant may have incurred with respect to the loss of the Tenant Improvements. Tenant may commence an independent proceeding against the public authority exercising the power of eminent domain to resist the exercise of such power, or to prove and establish with respect to the Land the value of the unexpired Term or the value of the Land.

ARTICLE 8.
DEFAULT, REMEDIES AND TERMINATION

8.1 Tenant Event of Default and Landlord’s Remedies.

(a) Tenant Event of Default. The occurrence of the following shall constitute an event of default by Tenant under this Lease (a “Tenant Event of Default”):

(i) Tenant fails to perform any material obligation under this Lease, and Tenant does not cure such failure within thirty (30) Business Days after receipt of notice thereof by Landlord, provided that if the failure is of such a nature that Tenant is not able to reasonably cure same within such thirty (30) Business Day period, such period shall be extended for so long as Tenant is continuously and diligently proceeding with such cure.

(ii) Tenant’s (i) failure to maintain or cause to be maintained, any insurance required to be maintained under Article 6 hereof for the current period, or (ii) failure to furnish Landlord with certificates of insurance confirming that coverage is in effect with respect to the current period for the types and limits required under Article 6 and such failure continues for fifteen (15) Business Days after written notice from Landlord.

(iii) Tenant’s general assignment for the benefit of creditors, or the filing by or against Tenant of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant the case is dismissed within ninety (90) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant, unless possession is restored to Tenant within ninety (90) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Land or of Tenant’s interest in this Lease, unless the seizure is discharged within ninety (90) days.

(b) Landlord’s Remedies. Following the occurrence of a Tenant Event of Default, Landlord may, and without limiting any other rights and remedies expressly provided herein or under the Oxygen Supply Agreement, exercise one or more of the following rights and/or remedies as its sole remedies, (i) remedy such default, if and to the extent permitted by law, and all reasonable sums so expended or obligations incurred by Landlord in connection therewith shall be paid by Tenant to Landlord, within twenty (20) Business Days after Tenant’s receipt of third-party invoices for such costs, and on failure of such reimbursement, such sums shall accrue interest at the Default Rate; (ii) enforce this Lease by legal proceedings for the specific performance of any covenant or agreement contained herein or for the enforcement of any other legal or equitable remedy; (iii) recover Damages caused by any breach by Tenant of the provisions of this Lease, including court costs; and/or (iv) termination of the Lease as provided for in Section 9.2(d). Landlord shall have the right to pursue any of the foregoing remedies, separately, successively or simultaneously.

EXCEPT AS PROVIDED IN SECTION 8.3 and 9.2(d), UNDER NO CIRCUMSTANCES MAY LANDLORD TERMINATE THIS LEASE.

8.2 Landlord’s Default and Tenant’s Remedies.

(a) Landlord Event of Default. The occurrence of any of the following shall constitute an event of default by Landlord under this Lease (a “Landlord Event of Default”): Landlord fails to perform any material obligation under this Lease, and Landlord does not cure such failure within thirty (30) Business Days after receipt of written notice thereof by Tenant, provided that if the failure is of such a nature that Landlord is not able to reasonably cure same within such thirty (30) Business Day period, such period shall be extended for so long as Landlord is continuously and diligently proceeding with such cure.

(b) Tenant’s Remedies. Following the occurrence of a Landlord Event of Default, Tenant may and without limiting any other rights and remedies expressly provided herein or under the Oxygen Supply Agreement, exercise the following rights and/or remedies as its sole remedies: (i) recover Damages caused by any breach by Landlord’s obligations under Section 9.3(a) of this Lease, including legal costs related thereto; (ii) recovery of any monies paid by Tenant under Section 3.3(b), including any damages or legal costs related thereto; or (iii) terminate this Lease. Tenant shall have the right to pursue any of the foregoing remedies, separately, successively or simultaneously.

8.3 Other Termination Rights.

(a) Tenant shalt have the right to terminate this Lease, without liability, by providing written notice thereof to Landlord (i) prior to Commencement of Construction; (ii) prior to completion of construction of the Tenant Improvements, in the event Tenant determines, in its sole discretion, to not proceed with the completion of the Plant, or (iii) Tenant elects to terminate this Lease pursuant to Section 7.1.

(b) If the Parties have not executed the Oxygen Supply Agreement by July 1, 2015, either party may terminate this Lease by providing ten (10) days written notice thereof to the other Party.

(c) If Tenant has not completed a BakerRisk or equivalent facility siting study within one hundred twenty (120) days after the Effective Date or if Landlord does not approve Tenant’s mitigation plan to address the study’s findings (such approval not to be unreasonably withheld, conditioned or delayed), either party may terminate this Lease by providing ten (10) days written notice thereof to the other Party.

(d) If applicable, this Lease shall terminate in accordance with Section 7.4.

8.4 Termination and Survival of Terms.

(a) Upon termination of this Lease pursuant to Section 8.3(a) or (c), Landlord shall issue Tenant a billing for Landlord’s reasonable out-of pocket expenses associated with this Lease, which billing shall include all third party invoices evidencing such expenses. The amount of such expenses not to exceed $[***]. Tenant shall pay Landlord such reasonable expenses within thirty (30) days after Tenant’s receipt of the billing therefor.

(b) Upon termination of this Lease, the rights and obligations of the Parties hereunder shall terminate, except for (i) rights and obligations accrued as of the termination, and (ii) rights and obligations under Sections 4.2 and 4.6, and Article 6, Article 7, Article 8, Article 11 and Article 13.

ARTICLE 9.
TENANT REPRESENTATIONS AND WARRANTIES;
CERTAIN COVENANTS AND RIGHTS

9.1 Tenant’s Representations and Warranties. Tenant hereby represents and warrants to Landlord that as of the date of the delivery of this Lease by Tenant:

(a) Tenant is a duly organized and existing limited liability company in good standing in the State of Delaware and is qualified to conduct business in the State of Texas;

(b) Tenant has all necessary power and authority to execute, deliver and perform this Lease and to complete the transactions contemplated herein;

(c) neither the execution, delivery nor performance of this Lease or any of the related documents, with or without notice, the passage of time, or both, will (i) constitute or result in a violation or breach by Tenant of any judgment, order, writ, injunction, or decree issued against or imposed on Tenant, (ii) result in a violation of any Legal Requirement or private covenant to which Tenant is a party or by which it is bound, or (iii) give any Person any right to accelerate any debts of Tenant;

(d) any and all consents to Tenant’s execution, delivery or performance of this Lease required from any Person have been obtained in writing, and

(e) this Lease and the related documents constitute valid and binding legal obligations’ of Tenant, enforceable in accordance with their respective terms and conditions, subject to rules of law and principles of equity generally applicable to the enforceability of legal obligations, including without limitation, bankruptcy, reorganization, and other debtor relief laws.

9.2 Tenant’s Hazardous Materials Covenants.

(a) Tenant hereby agrees that Tenant will not spill, discharge or release any Hazardous Materials under, on or from the Land and that Tenant will neither use nor store Hazardous Materials on the Land nor conduct or suffer to be conducted any activity on the Land that is designed or intended to produce Hazardous Materials, except for use or storage of Hazardous Materials required for activities conducted in the ordinary course of Tenant’s business in accordance with the Permitted Uses, provided that: (i) such activities shall be conducted in accordance with all applicable Environmental Laws and Government Approvals; (ii) Tenant shall obtain any Government Approvals, including required permits, pay any fees and provide any testing required by any Governmental Authority in connection therewith; and (iii) Tenant shall, at its sole cost and expense, take or commence (and diligently pursue) all actions required of Tenant by any Governmental Authority with proper jurisdiction over applicable Environmental Laws to eliminate or mitigate environmental damages to the Land arising from or in connection with any Tenant Hazardous Materials, including the presence or release of Tenant Hazardous Materials in or into the air, soil, surface water or ground water at, on, under or from the Land, or any portion thereof. Notwithstanding anything herein to contrary, Tenant shall have no responsibility or liability with respect to the release or disturbance of any Landlord Hazardous Materials, except Known Landlord’s Hazardous Materials to the extent provided below. Tenant shall be responsible for investigating, remediating and/or monitoring the release and disturbance of Known Landlord Hazardous Materials caused by Tenant to the extent required by applicable Environmental Laws.

(b) Subject to written approval by the Governmental Authority with proper jurisdiction over applicable Environmental Laws, Tenant shall have the sole right and authority to control the means, methods and procedures for effecting Environmental Law compliance with respect to such actions for which Tenant is responsible under this Lease or under such Environmental Law.

(c) Notwithstanding any other provision of this Lease to the contrary, Landlord shall not be required to remediate any Tenant Hazardous Materials.

(d) If any governmental agency inspects the environmental condition of the Land, Tenant will notify Landlord of the inspection within two (2) ..business days after the inspection commences and will update Landlord regularly until the inspection concludes. If a governmental agency issues a notice of deficiency, violation or enforcement to Tenant based on the environmental impact of Tenant’s operations on the Land (such notice, an “NOV”), Tenant will within two (2) business days after receipt of the NOV provide a copy of the NOV to Landlord and, thereafter, update Landlord regularly, according to a mutually agreed schedule, regarding Tenant’s progress in resolving the NOV. Tenant shall diligently pursue resolution of the NOV and written confirmation from the agency that issued the NOV that no further action is necessary with respect to the NOV (an “NFA Letter”). If Tenant fails to diligently pursue resolution of the NOV to completion by obtaining an NFA Letter within a reasonable period of time, Landlord shall provide written notice of the failure to Tenant and, if Tenant fails to commence to cure such failure within ten (10) days after receipt of such notice and, thereafter diligently pursue resolution of the NOV to completion, Landlord can either (i) resolve the NOV and obtain the NFA Letter at Tenant’s expense or (ii) terminate this Lease.

9.3 Landlord Hazardous Materials.

(a) Tenant agrees to provide prompt written notice to Landlord in the event it discovers or encounters any Landlord Hazardous Materials at, on or under the Land. Landlord shall, at its sole cost and expense, take or commence (and diligently pursue) all actions required of Landlord by any Governmental Authority with proper jurisdiction over applicable Environmental Laws to eliminate or mitigate environmental damages to the Land arising from or in connection with any Landlord Hazardous Materials, including the presence or release of Landlord Hazardous Materials in or into the air, soil, surface water or ground water at, on, under or from the Land, or any portion thereof.

(b) Subject to written approval by the Governmental Authority with proper jurisdiction over applicable Environmental Laws, Landlord shall have the sole right and authority to control the means, methods and procedures for effecting Environmental Law compliance with respect to such actions for which Landlord is responsible under this Lease or under such Environmental Law.

(c) In the event any Landlord Hazardous Materials at, on, or under the Land and/or the mediation thereof, causes any delay in the development, construction, or installation of the Tenant Improvements or causes Tenant to suspend its operation of the Plant, then at the election of Tenant, the term of this Lease shall be extended by the duration of such delay or suspension.

(d) Notwithstanding any other provision of this Lease to the contrary, Tenant shall not be required to remediate any Landlord Hazardous Materials.

ARTICLE 10.
LANDLORD REPRESENTATIONS AND WARRANTIES

10.1 Landlord’s Representations and Warranties. Landlord hereby represents and warrants to Tenant that as of the date of the delivery of this Lease by Landlord:

(a) Landlord is a duly organized and existing corporation in good standing in the State of Delaware and is qualified to conduct business in the State of Texas;

(b) As of the Effective Date and on the Term Commencement Date Landlord has and will have, good and sufficient right, title and interest in and to the Land to convey the possessory interest and estate contemplated under this Lease to Tenant, free and clear of any claim, encumbrance, Mortgage, lien or security interest therein, other than the Permitted Exceptions;

(c) Landlord has all necessary power and authority to execute, deliver and perform this Lease and the related documents and to complete the transactions provided for herein, and neither the execution, delivery nor performance of this Lease or any of the related documents, with or without notice, the passage of time, or both, will (i) constitute or result in a violation or breach by Landlord of any judgment, order, writ, injunction, or decree issued against or imposed on Landlord or any rule, regulation, or requirement of a court of a public body, agency, or authority by which Landlord is bound, (ii) result in a violation of any private covenant to which Landlord is a party or by which it is bound, (iii) violate any Legal Requirement or any governing instrument or bylaws of Landlord, or (iv) give any Person any right to accelerate any debts of Landlord;

(d) any and all consents to Landlord’s execution, delivery or performance of this Lease required from any Person have been obtained in writing;

(e) this Lease and the related documents constitute valid and binding legal obligations of Landlord, enforceable in accordance with their respective terms and conditions, subject to rules of law and principles of equity generally applicable to the enforceability of legal obligations, including without limitation, bankruptcy, reorganization and other debtor relief laws;

(f) to Landlord’s Knowledge, no Hazardous Materials are or have ever been used, stored or disposed of on the Land, nor are there any existing violations of any Environmental Laws with respect to the Land;

(g) no rights to the Land that have been granted to third parties and, to Landlord’s Knowledge, there are no restrictions affecting Tenant’s Permitted Uses hereunder, except as reflected in instruments recorded in the Official Public Records of Harris County, Texas;

TENANT ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FOR HEREIN, LANDLORD HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER STATUTORY, EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO: (A) THE NATURE, QUALITY OR CONDITION OF THE LAND, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE LAND; (C) THE SUITABILITY OF THE LAND FOR ANY AND ALL ACTIVITIES AND USES WHICH TENANT MAY CONDUCT THEREON; (D) THE COMPLIANCE OF OR BY THE LAND OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, INCLUDING, BUT NOT LIMITED TO, THE AMERICANS WITH DISABILITIES ACT OF 1990 AND THE REGULATIONS PROMULGATED THEREUNDER; (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE LAND; (F) THE PRESENCE OF ANY ENDANGERED OR THREATENED SPECIES ON THE LAND, AS WELL AS THE SUITABILITY OF THE LAND AS HABITAT FOR ANY OF THOSE SPECIES; (G) THE AVAILABILITY OF UTILITIES FOR, ON OR TO THE LAND (EXCEPT WITH RESPECT TO UTILITY SERVICES PROVIDED PURSUANT TO EASEMENTS GRANTED BY LANDLORD TO TENANT UNDER SEPARATE WRITTEN AGREEMENTS); OR (II) OTHERWISE WITH RESPECT TO THE LAND. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 10.1(f) OF THIS LEASE, LANDLORD DOES NOT AND HAS NOT MADE ANY REPRESENTATIONS REGARDING THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS ON, UNDER OR ABOUT THE LAND OR THE COMPLIANCE OR NONCOMPLIANCE OF THE LAND WITH ENVIRONMENTAL LAWS. TENANT FURTHER ACKNOWLEDGES AND AGREES THAT, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE LAND, TENANT WILL BE LEASING THE LAND PURSUANT TO ITS INDEPENDENT EXAMINATION, STUDY, INSPECTION AND KNOWLEDGE OF THE LAND AND TENANT IS RELYING UPON ITS OWN DETERMINATION OF THE CONDITION OF THE LAND AND USES TO WHICH THE LAND MAY BE PUT, AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY LANDLORD. TENANT FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE LAND WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT LANDLORD HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION, EXCEPT AS EXPRESSLY SET FORTH HEREIN. The execution of this Lease shall constitute an acknowledgment by Tenant that the Land was accepted without representation or warranty, express or implied (except as expressly set forth herein), and otherwise in an “AS IS,” “WHERE IS” and “WITH ALL FAULTS” condition based solely on Tenant’s own inspection.

10.2 Subordination.

(a) Tenant accepts this Lease subject and subordinate to any ground lease, mortgage, deed of trust or other lien presently existing upon the Land, or and to any renewals, modifications, refinancings and extensions thereof. Tenant accepts this Lease subject and subordinate to any ground lease, mortgage, deed of trust or other lien hereafter arising upon the Land, or and to any renewals, modifications, refinancings and extensions thereof, provided such mortgagee or lienholder executes and delivers to Tenant a commercially reasonable non-disturbance agreement. Tenant agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease.

(b) Landlord shall not grant any easements or other third party rights affecting or burdening any portion of the Land that shall materially hinder or interfere with any of Tenant’s rights or interests granted hereunder.

(c) Each Party shall from time to time execute or cause to be executed such documents or instruments as may be reasonably requested by the other Party for the purposes contemplated by this Lease, including estoppel certificates.

(d) Any sale, transfer, assignment, disposition, or other encumbrance of Landlord’s interest in the Land shall be subject to the terms of this Lease. Each assignee and transferee of Landlord’s interest in the Land must assume Landlord’s obligations hereunder (including, without limitation, those set forth in Section 5.1 hereof). The obligations of Landlord set forth in this Lease during such period of ownership-by Landlord shall survive any such sale, transfer, assignment, disposition, or other encumbrance of this Lease by Landlord.

ARTICLE 11.
INDEMNIFICATION

11.1 Tenant Indemnification. To the extent permitted by applicable law, Tenant agrees to indemnify, defend and hold harmless the Landlord Protected Persons from and against any and all Damages asserted against or incurred by such indemnitees by reason of or resulting from any and all of the following:

(a) Any bodily injury or death to persons or damage to property arising out of or resulting from the negligent acts or omissions or willful misconduct of Tenant or any of Tenant’s agents, contractors, or employees while on the Land or in the construction, operation, maintenance or removal of the Tenant Improvements, or

(b) Any Tenant Hazardous Materials and/or violation of any Environmental Laws at or related to the Land or Landlord’s Adjacent Land caused by Tenant or any of Tenant’s agents, contractors, or employees, provided that Tenant shall not be required to indemnify, defend or hold harmless Landlord Protected Persons from and against Damages occurring by reason of Landlord Hazardous Materials.

11.2 Landlord Indemnification. To the extent permitted by applicable law, Landlord agrees to indemnify, defend and hold harmless the Tenant Protected Persons from and against any and all Damages asserted against or incurred by such indemnitees by reason of or resulting from any and all of the following:

(a) Any bodily injury or death to persons or damage to property arising out of or resulting from the negligent acts or omissions or willful misconduct of Landlord or any of Landlord’s agents, contractors or employees while on the Land; or

(b) Any Landlord Hazardous Materials and/or any violation of any Environmental Laws at or related to the Land or Landlord’s Adjacent Land caused by Landlord or any of Landlord’s agents, contractors, or employees, provided that Landlord shall not be required to indemnify, defend or hold harmless Tenant Protected Persons from and against Damages occurring by reason of Tenant Hazardous Materials.

11.3 Conditions of Indemnification. The respective rights and obligations of the Parties and the other indemnitees under this Article 11 with respect to claims trailing from the assertion of liability by third parties shall be subject to the following terms and conditions:

(a) Within ten (10) Business Days (or such earlier time as might be required to avoid prejudicing the position of the Party from whom indemnification is sought (the “Indemnifying Party”)) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the Person claiming to be indemnified under the terms of this Article 11 (the “Indemnified Person”) shall give the Indemnifying Party written notice thereof, together with a copy of such claim, process or other legal pleading. Failure of the Indemnified Person to give such notice will not reduce or relieve the Indemnifying Party of liability hereunder unless and to the extent that the Indemnifying Party was precluded from defending such claim, action, suit or proceeding as a result of the failure of the Indemnified Person to give such notice. In any event, the failure to so notify shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Person otherwise than under this Article 11.

(b) Each Indemnified Person shall have the right, but not the obligation, to contest, defend and litigate any claim, action, suit or proceeding by any third party alleged or asserted against it arising out of any matter in respect of which it is entitled to be indemnified hereunder and the reasonable costs and expenses thereof (including reasonable attorneys’ fees and expenses and expert witness fees) shall be subject to the said indemnity as set forth herein; provided that the Indemnifying Party shall have the right to retain counsel acceptable to the Indemnified Person to defend such third party claim, at the Indemnifying Party’s sole cost and expense, unless and until the Indemnified Person notifies the Indemnifying Party that: (i) such third party claim is reasonably likely to result in Damages at least a material portion of which would not be fully indemnified by the Indemnifying Party, (ii) such third party claim is reasonably likely to have a material adverse effect on the business or financial condition of the Indemnified Person, (iii) the Indemnifying Party is also a Person against whom the third party claim is made and the Indemnified Person reasonably determines that joint representation would be inappropriate, (iv) the third party claim seeks injunctive, equitable or other non-monetary relief affecting the Indemnified Person or any of its Affiliates, or (v) the Indemnifying Party fails to take reasonable steps necessary to diligently defend such third party claim and protect the interests of the Indemnified Person that are reasonably inferable or otherwise timely communicated. If the Indemnifying Party has the right to assume the defense of the third party claim and it elects to do so, it must notify the Indemnified Person and assume the defense (with counsel acceptable to the Indemnified Person), as promptly as possible after receipt of the Indemnified Person’s notice of the claim (but in any case within ten (10) Business Days after receipt of such notice or such earlier time reasonably necessary to timely respond to the third party claim). If the Indemnifying Party does not provide notice to the Indemnified Person and assume the defense of the third party claim within such period of time, the Indemnifying Party shall not be entitled to assume the defense of the third party claim unless otherwise agreed to by the Indemnified Person.

(c) If the Indemnifying Party assumes the defense of the third party claim, (i) such assumption will conclusively establish that the claims made in such third party claim are within the scope of and subject to indemnification by the Indemnifying Party, and (ii) the Indemnifying Party shall not settle, compromise or discharge such third party claim without the prior written consent of the Indemnified Person; provided that the prior written consent of the Indemnified Person shall not be required for any settlement that (A) only requires the payment of money that is paid by the Indemnifying Party, and does not provide for injunctive, equitable or other non-monetary relief affecting the Indemnified Person or any of its Affiliates, (B) does not include a finding or admission of any violation of applicable law, any violation of the rights of any Person, or any admission of guilt, and (C) provides for a full release and discharge of the Indemnified Person. Upon assumption by the Indemnifying Party of the defense of the third party claim, the Indemnifying Party shall reimburse the Indemnified Person for the reasonable costs and expenses previously incurred by it prior to the assumption of such defense by the Indemnifying Party. The Indemnifying Party shall keep the Indemnified Person informed of all material developments relating to or in connection with the third party claim and the defense thereof, and make available to the Indemnified Person and its counsel, all information and documents available to the Indemnifying Party related to the third party claim. The Indemnified Person shall provide reasonable assistance to the Indemnifying Party, at the Indemnifying Party’s expense, in connection with such claim, action, suit or proceeding.

(d) If any of the circumstances described in the clauses (i) through (v) of Section 11.3(b) exist prior to or arise after the Indemnifying Party has assumed the defense of the third party claim, or until such time as the Indemnifying Party assumes the defense of the third party claim, if applicable, the Indemnified Person shall have the sole right to assume the defense of the third party claim, with counsel of its choice (provided that such counsel has no ethical conflict of interest with the Indemnifying Party that is not waiveable) and to defend, settle and compromise such third party claim. The Indemnifying Party shall be liable for all costs or expenses (including reasonable attorneys’ fees and expenses and expert witness fees) paid or incurred by the Indemnified Person in connection therewith. In addition, the Indemnifying Party shall render, at its own cost, such assistance as may reasonably be requested in order to ensure the proper and adequate defense of the third party claim and cooperate in the defense of the third party claim. In the event the Indemnifying Party assumes control of the defense, the Indemnified Person shall have the right to employ its own counsel, such counsel may participate in such claim, action, suit or proceeding, and the Indemnifying Party shall reasonably cooperate with the Indemnified Person in connection with such participation, but the fees and expenses of such counsel following assumption of the defense by the Indemnifying Party shall be at the expense of such Indemnified Person, except as otherwise provided above and unless: (i) the employment of counsel by such Indemnified Person has been authorized in writing by the Indemnifying Party; (ii) outside counsel of the Indemnified Person shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Person in the conduct of the defense of such action; or (iii) the Indemnified Person shall have reasonably concluded and specifically notified the Indemnifying Party either that there may be specific defense available to it which are different from or additional to those available to the Indemnifying Party. If any of the preceding clauses shall be applicable, then counsel for the Indemnified Person shall have the right to direct the defense of such claim, action, suit or proceeding on behalf of the Indemnified Person and the reasonable fees and expenses of such counsel shall be reimbursed by the Indemnifying Party.

ARTICLE 12.
LIMITATION ON DAMAGES

EXCEPT AS MAY RESULT FROM THE INDEMNIFICATION OBLIGATIONS WITH RESPECT TO THIRD PARTY CLAIMS ARISING UNDER Article 11, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS, SALES, OR OTHER SIMILAR DAMAGES) ARISING IN CONNECTION WITH THIS AGREEMENT WITHOUT REGARD TO THE NATURE OF THE CLAIM OR THE UNDERLYING THEORY OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, STRICT LIABILITY, EQUITY, OR ANY OTHER THEORY OF LAW) ON WHICH SUCH DAMAGES ARE BASED.

ARTICLE 13.
MISCELLANEOUS

13.1 Notices. Whenever this Lease requires or permits any consent, approval, notice, request, submission, proposal, statement or demand from one Party to another, the consent, approval, notice, request, statement or demand must be in writing to be effective and shall be deemed delivered, received and effective upon either (a) five (5) Business Days after deposit in the U.S. mail, postage prepaid and registered or certified with return receipt requested, (b) electronic confirmation of a telecopy transmission received in its entirety at the applicable telecopy number indicated below, after which the notice will be sent within two (2) Business Days by recognized express courier service, as specified below, (c) electronic confirmation of an emailed pdf document received in its entirety at the applicable email address indicated below, after which the notice will be sent within two (2) Business Days by recognized express courier service, as specified below, (d) the earliest of delivery, refusal of the addressee to accept delivery or failure of delivery after at least one attempt during normal business hours, in each case as such events are recorded in the ordinary business records of the delivery service, which will be by recognized express courier service, with all charges prepaid or charged to the sender’s account, to the applicable address set forth below or at such other address as shall be specified in writing in writing by one Party to the other Party in accordance with this paragraph:

For Landlord;	Air Liquide Large Industries U.S. LP

2700 Post Oak Boulevard #325

Houston, TX 77056

Attn: Vice President, Gulf Coast Pipeline

Telephone:

Email:

For Tenant:	NET Power, LLC

406 Blackwell Street, Crowe 4th Floor

Durham, NC 27701

Attn: Charlie Bowser, President

Telephone:

Email: charlie.bowser@netpower.com

13.2 Severability. The provisions of this Lease are severable and if, for any reason, any one or more of the provisions contained in the Lease shall be held to be invalid, illegal or unenforceable in any respect, the invalidity, illegality or unenforceability shall not affect any other provision of this Lease and this Lease shall remain in effect and be construed as if the invalid, illegal or unenforceable provision had never been contained in this Lease. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Lease a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

13.3 Estoppel Certificates. Recognizing that Landlord and Tenant may find it necessary from time to time to establish to other Persons such as accountants, banks, purchasers, and the like, the then-current status of performance hereunder, Landlord and Tenant each agree, upon the written request of the other Party from time to time by notice, to furnish promptly (and in no event more than fifteen (15) Business Days after receipt of notice requesting same) a certification of copies of this Lease and related documents and a written statement (in recordable form, if requested) on the status of this Lease, including (a) as to whether this Lease has been supplemented or amended, and if so, the substance and manner of such supplement or amendment; (b) as to the continuing validity and force and effect of this Lease; (c) to such Party’s Knowledge, as to the existence of any default hereunder; and (d) as to the commencement and expiration dates of the Term. Any such certificate may be relied upon by the other Party and the contents of such certificate shall be binding on the executing Party.

13.4 Waiver. No delay, failure or refusal on the part of any Party to exercise or enforce any right under this Lease shall be construed as a waiver of such right or any obligation of another Party, nor shall any single or partial exercise of any right hereunder preclude other or further exercise of any right. Except as expressly stated herein, the failure of a Party to give notice to the other Parties of a breach of this Lease shall not constitute a waiver thereof. Any waiver of any obligation or right hereunder shall not constitute a waiver of any other obligation or right, then existing or arising in the future. Each Party shall have the right to waive any of the terms and conditions of this Lease that are for its benefit. To be effective, a waiver of any obligation or right must be in writing and signed by the Party waiving such obligation or right.

13.5 Cumulative Remedies. All rights and remedies of the Parties shall be cumulative, and may, to the extent permitted by applicable law, be exercised concurrently or separately, and the exercise of one right or remedy shall not be deemed to be an election of such right or remedy or to preclude or waive the exercise of any other right or remedy.

13.6 Entire Agreement. This Lease, the Confidentiality Agreement, and when executed and delivered by both Parties, the Oxygen Supply Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, discussions and undertakings between the Parties (whether written or oral) with respect to the subject matter hereof. Except as expressly set forth herein, this Lease may only be amended by written instrument signed by all the Parties after the date hereof.

13.7 Typographical Errors. In the event the Parties reasonably determine that any provision of this Lease contains a typographical error, the Parties will cause such error to be corrected.

13.8 Binding Effect. This Lease shall inure to the benefit of and is binding on Landlord and Tenant and their respective legal representatives, successors and permitted assigns.

13.9 Authorship. The Parties acknowledge that each Party and its counsel have reviewed this Lease. Any rule of construction which provides that ambiguities are to be resolved against the drafting Party shall not apply to the interpretation of this Lease. This Lease shall be construed without regard to either Party’s authorship, and no presumption will apply in favor of or against either Party in the interpretation of this Lease based upon authorship.

13.10 Force Majeure. If for any reason of Force Majeure, either Party shall be rendered unable, wholly or in part, to carry out its obligations under this Lease, other than the obligation of a Party to make the payments required under the terms of this Lease, then if the Party shall give notice of the reasons in writing to the other Party within a reasonable time after the occurrence of the Force Majeure event, the obligation of the Party giving the notice, so far as it is affected by the Force Majeure, shall be suspended during the continuance of the inability then claimed, but for no longer period. The term “Force Majeure” as used in this Section 13.10 shall mean acts of God, strikes, lockouts, or other industrial disturbances, acts of public enemy, orders or actions of any Governmental Authority, or any civil or military authority, insurrections, terrorism (foreign or domestic), riots, epidemics, landslides, lightning, earthquakes, fires, hurricanes, storms, floods, washouts, droughts, arrests, restraints of government and people, civil disturbances, explosions, breakage or accident to dams, machinery, pipelines, canals, or other structures, partial or entire failure of supply. The Party whose obligation is suspended because of Force Majeure shall use reasonable efforts to remove the cause of such Force Majeure. With respect to any strike, lockout or other industrial disturbance, a Party shall not be required to settle such strike, lockout or other industrial disturbance even if it could be settled by acceding to the demands of the opposing Person or Persons.

13.11 Exhibits. The exhibits identified in this Lease and attached hereto are incorporated herein in full by this reference.

13.12 No Merger of Estates. The Parties intend that this Lease continue in effect and not be terminated or otherwise affected by the doctrine of merger of estates upon the ownership by the same Person of both the reversion and the Leasehold.

13.13 Governing Law and Dispute Resolution.

(a) This Lease (and any dispute, controversy, or claim between the Parties arising out of, relating to, or in any way connected with this Lease, including the existence, validity, performance, breach, or termination thereof) shall be governed, interpreted, construed and enforced in accordance with the substantive laws of the State of Texas, without regard to conflict of law rules that would direct application of the laws of another jurisdiction. Venue for all legal actions under this Lease shall be in Harris County, Texas.

(b) If a Party to this Agreement has reasonable grounds to believe that the other Party hereto has failed to fulfill any obligation hereunder, or that its expectation of receiving due performance under this Agreement may be impaired, such Party will promptly notify the other Party in writing of the substance of its belief. The Party receiving such notice must respond in writing within twenty (20) Business Days of receipt of such notice and either provide evidence of cure of the condition specified, or provide an explanation of why it believes that its performance is in accordance with the terms of this Agreement, and also specify three (3) dates, all of which must be within twenty (20) Business Days from the date of its response, for a meeting of the designated representatives of the Parties, each of whom will have the authority to resolve and settle the dispute. The claiming Party will then select one (1) of the three (3) dates, and a dispute resolution meeting will be held. If the Parties cannot, in good faith discussions, resolve their dispute, they will be free to pursue all remedies allowed under the law without prejudice.

13.14 Exculpation of Certain Persons. Notwithstanding anything to the contrary contained herein, no director, officer, employee, agent, member, shareholder or general or limited partner of either Party or of any Affiliate of either Party shall be personally liable for any obligations of such Party. No recourse may be had against the private property of any director, officer, employee, agent, member, shareholder or general or limited partner of either Party or of any Affiliate of either Party in order to satisfy any obligations of a Party hereunder.

13.15 Date for Performance. If the time period or date by which any right, option or election provided under this Lease must be exercised, or by which any act required hereunder must be performed, or by which any notice must be given, expires or occurs on a Saturday, Sunday or legal or bank holiday in Houston, Texas, then such time period or date shall be automatically extended through the close of business on the next Business Day.

13.16 Brokerage Representation. Tenant and Landlord each represents and warrants to the other that it has not dealt with any real estate broker, agent or salesman so as to create any legal right or claim in any such broker, agent or salesman for a real estate commission or similar fee or compensation with respect to the negotiation and/or execution of this Lease. Each Party agrees to indemnify, defend and hold the other Party harmless from and against any and all Damages that either Party may sustain or incur by reason of any claim for fees or commissions made through the other Party.

13.17 No Third Party Beneficiaries. Except as provided in this section, this Lease does not create any third party benefits to any Person other than the Parties, and is solely for the consideration herein expressed.

13.18 Confidentiality. The Parties hereby agree that information exchanged in relation to negotiation of this Lease and the Oxygen Supply Agreement shall be subject to the restrictions set forth in that certain Addendum No. 1 to Mutual Nondisclosure Agreement, dated as of September 17, 2012, between the Parties (the “Confidentiality Agreement”). Neither Party shall make any press release or public announcement concerning this Lease or the Oxygen Supply Agreement, or the terms thereof, except with the prior consent of the other Party or as required under applicable law or by a Governmental Authority; provided that no further consent shall be required to for a Party to publicly release any information contained in a prior press release or public announcement made with the consent required hereunder, and Tenant shall be entitled to publicly disclose the Plant Site as the location of its Plant and the fact of oxygen supply from Landlord.

13.19 Waiver of Landlord’s Lien. Landlord waives any contractual, statutory, or constitutional landlord’s lien against any property of Tenant or any Party claiming through or under Tenant.

13.20 Interest on Obligations. If a Party is obligated to pay money to the other Party, the payment obligation shall accrue interest at the Default Rate from and after the date on which the payment obligation is due until it is paid.

13.21 Memorandum of Lease. Landlord and Tenant shall execute a memorandum of this Lease in the form attached as Exhibit C and incorporated herein and made a part hereof by this reference at the same time as they execute this Lease. The memorandum shall be recorded in the Official Public Records of Harris County, Texas.

13.22 Relationship of Parties. The Parties shall not be deemed in a relationship of partners or joint ventures by virtue of this Lease, nor shall either Party be an agent, representative, trustee or fiduciary of the other. Neither Party shall have any authority to bind the other to any agreement.

13.23 Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed to an original and all of which together shall comprise but a single document.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease to be effective as of the Effective Date.

LANDLORD:

AIR LIQUIDE LARGE INDUSTRIES U.S. LP

By:	/s/ A. L. Cusson
Name:	A. L. Cusson
Title:	Vice President - GCPL

TENANT:

NET POWER, LLC

By:	/s/ Charles Bowser
Name:	Charles Bowser
Title:	President

EXHIBIT A

[***]

EXHIBIT B

[***]

EXHIBIT C

[***]

SCHEDULE 1

[***]

AMENDMENT NUMBER ONE TO LEASE

THIS AMENDMENT ONE TO LEASE made as of this 21st day of July 2015 by and between Air Liquide Large Industries U.S. LP (hereinafter referred to as “Landlord”) and NET Power LLC (hereinafter referred to as “Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain Lease effective April 14, 2015 (the “Lease”), providing for, among other matters, the lease by Landlord to Tenant of certain real property in Harris County, Texas, as more fully described in the Lease (the “Leased Premises”); and

WHEREAS, Landlord and Tenant are desirous of amending certain provisions of the Lease.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree to amend the Lease as follows:

1. The opening paragraph Section 6.1(a) of the Lease is hereby deleted and restated follows:

(a) Commencing on the Effective Date and continuing through the later of: (x) the end of the relevant Term; or (y) completion of Tenant’s removal and restoration obligations pursuant to Section 4.6, Tenant, any Tenant Protected Persons entering upon the Leased Premises, or any other person(s) entering upon the Leased Premises for any reason on behalf of Tenant (“Tenant Contractors”) shall obtain and maintain the following insurance covering, as applicable, all activities of Tenant, Tenant Protected Persons, or Tenant Contrtactors, as applicable, in the amounts and as otherwise set forth below (the “Tenant Insurance Policies”).

2. Section 6.1(a), subsection (v) of the Lease is hereby deleted and restated as follows:

(v) Pollution Liability insurance, with limits of not less than $5,000,000 each occurrence and in the aggregate, covering claims for bodily injury (including bodily injury and death) and property damage (including loss of use) caused by or arising out of pollution incidents occurring on the Land and arising from the activities of Grantee or any of its agents, contractors or employees, and shall include contractual liability. Coverage shall apply to sudden and accidental and gradual pollution events, shall include all transportation-related events, and respond to cleanup both on and off the Land. In lieu of the foregoing and at the policyholder’s option, pollution liability coverage may be included within the Comprehensive or Commercial General Liability insurance.

3. Section 6.1(a) is further amended to add a new subsection (vii) as follows:

(vii) Notwithstanding anything herein to the contrary, contractors and subcontractors of Tenant or any of Tenant’s Affiliates entering upon the Leased Premises or the Land that do not maintain the amounts of insurance specified in paragraphs (i)-(vi) above upon the commencement date of such entry (which Landlord may confirm by audit of Tenant or Tenant Contractors records) shall not be required to obtain or maintain (i) Comprehensive or Commercial General Liability insurance with limits that exceed $1,000,000 combined single limit each occurrence, (ii) Pollution Liability insurance in any amount, or (iii) Umbrella or Excess Liability insurance with limits that exceed $4,000,000 per occurrence and in the aggregate.

4. Section 6.1(b) is hereby amended to provide in addition to Tenant as provided in the Lease, any contractors and subcontractors of Tenant or any of Tenant’s Affiliates entering upon the Leased Premises shall maintain the insurance as required above and such insurance policies shall be written by insurers permitted to conduct business as required by applicable law and shall be rated either by Best’s Insurance Guide Ratings as an “A-” or better with a financial category of “VIII” or better, or by Standard and Poor’s as a “A-”. Tenant’s contractors and subcontractors or any of Tenant’s Affiliates entering upon the Leased Premises shall provide Landlord with written notice within twenty (20) Business Days prior to any cancellation or lapse of said policy or any alteration of the coverage limitations. The general liability, automobile liability, pollution liability, and excess/umbrella liability insurance policies required to be obtained and maintained by Tenant’s contractors and subcontractors or any of Tenant’s Affiliates hereunder shall: (i) be written on an occurrence basis, (ii) provide that such insurance is primary, without right of contribution from any other insurance which might otherwise be available to the additional insured party(ies), (iii) name Landlord Protected Persons as additional insured, and (iv) with the addition of workers’ compensation and employer’s liability insurance, provide that the insurer shall waive all rights of subrogation against Landlord and its agents, contractors and employees. Tenant shall be responsible for all deductibles and self-insured retentions.

5. 6.1(c) is hereby amended to provide in addition to Tenant as provided in the Lease, any contractors and subcontractors of Tenant or any of Tenant’s Affiliates entering upon the Leased Premises shall provide Landlord with certificates of insurance evidencing and describing the insurance policies and endorsements maintained hereunder prior to the date such party is required to obtain such insurance as set forth above, and on each issuance anniversary while such insurance is required to be in effect.

EXCEPT AS MODIFIED HEREIN, the Lease, as amended by this Amendment Number One to Lease, remains in full force and effect.

AIR LIQUIDE LARGE INDUSTRIES U.S. LP		NET POWER LLC

By:	/s/ A. L. Cusson	By:	/s/ Charles Bowser
Name:	A. L. Cusson	Name:	Charles Bowser
Title:	VP – GCPL	Title:	President

Date:	7-28-15	Date:	7/21/15

AMENDMENT NUMBER TWO TO LEASE

THIS AMENDMENT TWO TO LEASE made as of this 25th day of November, 2015 by and between Air Liquide Large Industries U.S. LP (hereinafter referred to as “Landlord”) and NET Power LLC (hereinafter referred to as “Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain Lease effective April 14, 2015 (the “Lease”), as modified by that certain Amendment One effective July 1, 2015 (the “Amendment One”), providing for, among other matters, the lease by Landlord to Tenant of certain real property in Harris County, Texas, as more fully described in the Lease (the “Leased Premises”); and

WHEREAS, Landlord and Tenant are desirous of amending certain provisions of the Lease.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree to amend the Lease as follows:

1. The first two paragraphs of the Recitals are hereby deleted in their entirety and restated as follows:

WHEREAS, Landlord owns certain real property located in Harris County, Texas, which real property is more particularly described on Exhibit A and comprising the “Plant Site”, “Laydown Area”, and “Stormwater Basin” as designated on Exhibits A-1 and A-2, each attached hereto and incorporated herein and made a part hereof (the “Land”);

WHEREAS, Landlord has agreed to lease the Plant Site and Laydown Area to Tenant and Tenant agrees to accept such lease;

2. A new Section 1.1(eee) is hereby added as follows:

(eee) “Stormwater Basin” means that portion of the Land designated as the “Stormwater Basin” on Exhibit A-2 attached hereto.

3. Section 1.1(q) of the Lease is hereby deleted in its entirety and restated as follows:

(q) “Hazardous Materials” means those substances and materials, in any form, whether waste materials, raw materials, chemicals, finished products, byproducts or any other substance or material, which are regulated by Environmental Laws as “hazardous wastes,” “hazardous materials”, “hazardous air pollutants”, “hazardous substances,” “toxic or hazardous pollutants,” or “toxic or hazardous contaminants” and specifically including regulated levels of asbestos, polychlorinated biphenyls, petroleum (including crude oil, petroleum-derived substances, waste or breakdown or decomposition products thereof or any fraction thereof), radioactivity and radioactive materials, and any and all water pollutants regulated by the Clean Water Act, 33 U.S.C. Section 1251 et seq.

4. A new Section 2.8 is hereby added as follows:

2.8. Stormwater Discharge. As of the beginning of Tenant’s construction activities on the Leased Premises and throughout the Term of the Lease, Tenant shall have the right to discharge stormwater from the Plant Site into Landlord’s stormwater basin; provided however, Tenant shall (i) remedy all damages and (ii) indemnify, defend, and hold harmless the Landlord Protected Persons from and against any and all damages associated with permit exceedances in Landlord’s stormwater basin (both (i) and (ii) solely to the extent arising from Tenant’s discharge). In the event of a discharge measurement from Tenant exceeding Landlord’s permit limits, Tenant shall investigate the source of the exceedance and take necessary correction or mitigation actions, but in no event shall the investigation and mitigation actions exceed 30 days. If such actions fail to remedy the discharge exceedance by Tenant or 30 days has elapsed, then Tenant shall isolate its stormwater from Landlord’s basin and properly dispose of it, and the Parties will cooperate in Tenant’s work to do so.

5. A new Section 4.7 is hereby added as follows:

4.7. Stormwater Basin. Tenant shall improve Landlord’s stormwater basin to specifications provided by Tenant and approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed), which include reasonable containment, isolation, and monitoring capabilities. Tenant shall monitor for aluminum, nitrates, iron, and suspended solids on a semiannual basis and visually monitor the stormwater for any signs of contamination on a quarterly basis. Tenant shall obtain all permits required for modification of the basin and any other stormwater related approvals, as required by applicable law. Tenant shall not discharge stormwater to Landlord’s basin until Landlord has approved Tenant’s Stormwater Pollution Prevention Plan (the “Tenant’s SWPPP”) for the Plant Site and Laydown Area. Notwithstanding Section 4.5 to the contrary, Tenant Improvements associated with the stormwater basin shall be owned by Landlord and Tenant shall have no interest therein.

EXCEPT AS MODIFIED HEREIN, the Lease, as amended by Amendment One and this Amendment Number Two to Lease, remains in full force and effect.

AIR LIQUIDE LARGE INDUSTRIES U.S. LP		NET POWER LLC

By:	/s/ A. L. Cusson	By:	/s/ Charles Bowser
Name:	A. L. Cusson	Name:	Charles Bowser
Title:	Vice President – GCPL	Title:	President

Date:	12-15-15	Date:	11/25/15

EXHIBIT A-2

[***]

AMENDMENT NUMBER THREE TO LEASE

THIS AMENDMENT THREE TO LEASE made as of this 25th day of April, 2018 by and between Air Liquide Large Industries U.S. LP (hereinafter referred to as “Landlord”) and NET Power LLC (hereinafter referred to as “Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain Lease effective April 14, 2015 (the “Lease”), as modified by that certain Amendment one effective July 1, 2015 (the “Amendment One”), as modified by that certain Amendment two effective November 1, 2015 (the “Amendment Two”), providing for, among other matters, the lease by Landlord and Tenant of certain real property in Harris County, Texas, as more fully described in the Lease (the “Leased Premises”); and

WHEREAS, Landlord and Tenant are desirous of amending certain provisions of the Lease.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree to amend the Lease as follows:

1.	Section 2.3(a) of the Lease is hereby deleted in its entirety and restated as follows:

Subject to the Permitted Exceptions, Tenant’s rights under Section 4.6 and Landlord’s rights under Section 8.1. Tenant shall have and hold the Plant Site commencing on the Term Commencement Date and continuing until the earlier of (i) 11:59 p.m. on the date that is seventy-two (72) full months after the Term Commencement Date or (ii) termination of the Oxygen Supply Agreement (the “Primary Term”), subject to extension in accordance with Section 2.3(b) below and subject to Section 2.2 with respect to Laydown area.

2.	The second sentence of Section 2.2 of the Lease is hereby deleted in its entirety and restated as follows:

Tenant’s right for the use of the Laydown Area as set forth in this Section 2.2 shall be for a forty (40) month term beginning upon the Commencement of Construction. However, the Tenant agrees to allow the Landlord to have access to and use the Laydown Area with thirty (30) Days prior written notice.

EXCEPT AS MODIFIED HEREIN, the Lease, as amended by this Amendment Number Three to Lease, remains in full force and effect.

AIR LIQUIDE LARGE INDUSTRIES U.S. LP		NET POWER LLC

By:	/s/ Christine George	By:	/s/ Charles Bowser
Name:	Christine George	Name:	Charles Bowser
Title:	V. P. ONE.net	Title:	President

Date:	6/26/2018	Date:	6/25/18

AMENDMENT NUMBER FOUR TO LEASE

THIS AMENDMENT FOUR TO LEASE by and between Air Liquide Large Industries U.S. LP (hereinafter referred to as “Landlord”) and NET Power, LLC (hereinafter referred to as “Tenant”) is effective as of the first Day of the Month following signature of the last of the Parties to sign (“Effective Date”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain Lease effective April 14, 2015 (the “Lease”), as modified by that certain Amendment one effective July 1, 2015 (the “Amendment One”), as modified by that certain Amendment two effective November 1, 2015 (the “Amendment Two”), as modified by that certain Amendment three effective April 25, 2018 (the “Amendment Three”), providing for, among other matters, the lease by Landlord and Tenant of certain real property in Harris County, Texas, as more fully described in the Lease (the “Leased Premises”): and

WHEREAS, Landlord and Tenant are desirous of amending certain provisions of the Lease.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree to amend the Lease as follows:

1.	The second sentence of Section 2.2 of the Lease is hereby deleted in its entirety and restated as follows:

Tenant’s right for the use of the Laydown Area as set forth in this Section 2.2 shall be until the earlier of (i) July 1, 2025 or (ii) termination of the Oxygen Supply Agreement (the “Primary Term”). However, the Tenant agrees to allow the Landlord to have access to and use the Laydown Area with thirty (30) Days prior written notice.

2.	Section 2.3(a) of the Lease is hereby deleted in its entirety and restated as follows:

Subject to the Permitted Exceptions, Tenant’s rights under Section 4.6 and Landlord’s rights under Section 8.1, Tenant shall have and hold the Plant Site commencing on the Term Commencement Date and continuing until the earlier of (i) July 1, 2025 or (ii) termination of the Oxygen Supply Agreement (the “Primary Term”), subject to extension in accordance with Section 2.3(b) below and subject to Section 2.2 with respect to Laydown area.

EXCEPT AS MODIFIED HEREIN, the Lease, as amended by this Amendment Number Four to Lease, remains in full force and effect.

AIR LIQUIDE LARGE INDUSTRIES U.S. LP		NET POWER LLC

By:	/s/ Jason Vincent	By:	/s/ James Mahon
Name:	Jason Vincent	Name:	James Mahon
Title:	Director, GCPL	Title:	General Counsel

Date:	2/10/2021	Date:	Jan 14, 2021